Phunware Announces Adjournment of Annual Meeting of Stockholders

AUSTIN, Texas, October 14, 2022 – Phunware, Inc. (NASDAQ: PHUN) (“Phunware,” the “Company,” “we,” “us” or “our”), a fully-integrated enterprise cloud platform for mobile that provides products, solutions, data and services for brands worldwide, today announced that its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) held on October 14, 2022 at 11:00 a.m. Eastern Time, was convened and adjourned without any business being conducted, due to a lack of the required quorum.

The Annual Meeting was adjourned and will reconvene virtually on November 4, 2022 at 11:00 a.m. Eastern Time to provide stockholders additional time to vote on the proposals described in our definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission (“SEC") on August 31, 2022. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. Stockholders will be able to attend the reconvened Annual Meeting via a live audio webcast by utilizing a link that will be provided in an e-mail approximately one hour prior to the start time of the reconvened Annual Meeting.

The record date for determining stockholder eligibility to vote at the Annual Meeting will remain the close of business on August 17, 2022. Proxies previously submitted will be voted at the Annual Meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted and do not want to change their vote need not take any action.

Our Board of Directors recommends that stockholders vote “FOR” proposals one through four and “THREE YEARS” for proposal five.

Where to find additional information

In connection with the Annual Meeting, we have filed relevant proxy materials with the SEC, including our Proxy Statement. This press release is not a substitute for the Proxy Statement or any other document we may file with the SEC or send to stockholders in connection with our Annual Meeting. Before making any voting decision, stockholders are urged to read all relevant documents filed with the SEC, including the Proxy Statement, because they contain important information about the Annual Meeting. Stockholders can access all documents we file with the SEC, including, but not limited to the Proxy Statement, at the SEC’s website at www.sec.gov.

About Phunware, Inc.

Everything You Need to Succeed on Mobile — Transforming Digital Human Experience

Phunware, Inc. (NASDAQ: PHUN) helps the world’s most respected brands create category-defining mobile experiences, with approximately one billion active devices touching its platform each month when operating at scale. For more information about how Phunware is transforming the way consumers and brands interact with mobile in the virtual and physical worlds, visit https://phunware.com, https://phunwallet.com, https://phuncoin.com, https://phuntoken.com, and follow @phunware, @phuncoin and @phuntoken on all social media platforms.

Phunware PR & Media Inquiries:
Laura Simpson
JConnelly
Email: PhunwarePR@jconnelly.com
Phone: (512) 693-4199

Phunware Investor Relations:
Matt Glover and John Yi
Gateway Investor Relations
Email: PHUN@gatewayir.com
Phone: (949) 574-3860